UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 15, 2012 (June 14, 2012)

Valeant Pharmaceuticals International, Inc.

(Exact name of registrant as specified in its charter)

Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4787 Levy Street,

Montreal, Quebec

Canada H4R 2P9

(Address of principal executive offices) (Zip Code)

(514) 744-6792

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2012, Valeant Pharmaceuticals International, Inc. (“Valeant”) entered into a joinder agreement (the “Joinder”) by and among each of the financial institutions party thereto, Valeant, the subsidiaries of Valeant party thereto and Goldman Sachs Lending Partners LLC (“GSLP”), as administrative agent and collateral agent, to Valeant’s Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012, as amended (the “Credit Agreement”), among Valeant, certain subsidiaries of Valeant, as guarantors, the lenders party thereto from time to time, GSLP, as administrative agent and collateral agent, J.P. Morgan Securities LLC and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A. (“JPMorgan”) and Morgan Stanley as co-syndication agents and JPMorgan, as issuing bank.

The Joinder adds new term loan lenders under the Credit Agreement and increases the amount of commitments under the Credit Facility by $600 million in tranche B term loan commitments. In addition, the Joinder provides that the applicable margin for each new tranche B term loan made pursuant to the Joinder with respect to Eurodollar rate loans will be 3.75% per annum and with respect to base rate loans will be 2.75% per annum. The Joinder also provides for an increase in the applicable margin for Valeant’s outstanding tranche B term loans to 3.75% per annum for Eurodollar rate loans and 2.75% per annum for base rate loans. The new tranche B term loans will mature in 2019 and have terms that are substantially similar to the terms applicable to Valeant’s outstanding tranche B term loans. A copy of the Joinder has been attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Joinder Agreement, dated June 14, 2012, to Valeant Pharmaceuticals International, Inc.’s Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Howard B. Schiller
Name: Howard B. Schiller
Title: Executive Vice President, Chief Financial Officer

Date: June 15, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Joinder Agreement, dated June 14, 2012, to Valeant Pharmaceuticals International, Inc.’s Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012.